Exhibit 99.1

News Release

CONTACT:	Debra DeCourcy, APR	FOR IMMEDIATE RELEASE
	(513) 534-4153	November 30, 2011

Fifth Third Appoints Michael B. McCallister to Board of Directors

Cincinnati – Fifth Third Bancorp (Nasdaq: FITB) today announced the appointment of Michael B. McCallister to its Board of Directors.

McCallister is chairman and chief executive officer of Humana Inc. He was named CEO in 2000 and was appointed chairman of the board in 2010.

McCallister joined Humana in 1974 as a finance specialist working in the company’s headquarters in Louisville. He has held numerous positions with progressive responsibilities at Humana for nearly four decades.

“Mike is an accomplished executive who progressed through the ranks of Humana. Under his leadership Humana was transformed from a hospital company to one of the health care industry’s leading consumer companies,” said William Isaac, chairman of the board of Fifth Third Bancorp.

“The Bank’s leadership team welcomes Mike and we are eager to have his insights and expertise, particularly in the health care arena, which has been a growing focus for Fifth Third for the past several years,” said Kevin T. Kabat, president and CEO. Kabat added that McCallister’s appointment brings the total number of directors of the Bancorp Board to 14.

McCallister has an MBA from Pepperdine University and a bachelor’s degree from Louisiana Tech University.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $115 billion in assets and operates 15 affiliates with 1,314 full-service Banking Centers, including 103 Bank Mart® locations open seven days a week inside select grocery stores and 2,437 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 49% interest in Vantiv, LLC, formerly Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2011, had $273 billion in assets under care, of which it managed $23 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

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